CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Regent’s Secret, Inc., on Amendment No. 1 to Form S-1 (file No. 333-148089), of our report dated November 19, 2007 relating to the financial statements of Regent’s Secret, Inc. as of September 30, 2007 and for the period from May 29, 2007 (Inception) through September 30, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph related to a going-concern uncertainty) appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

KMJ | Corbin & Company LLP

Irvine, California

February 19, 2008